UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

                           Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 19, 2015, Lakeland Industries, Inc. (the “Company”) and its wholly-owned subsidiary, Lake Brasil Industria E Comercio de Roupas E Equipamentos de Protecao Individual Ltda (“Lakeland Brazil”), entered into a Shares Transfer Agreement (the “Shares Transfer Agreement”) with Zap Comércio de Brindes Corporativos Ltda (“Transferee”), a company owned by an existing Lakeland Brazil manager. Pursuant to the Shares Transfer Agreement, the Transferee will acquire all of the shares of Lakeland Brazil owned by the Company. The transactions contemplated by the Shares Transfer Agreement are expected to close on or around July 31, 2015 (the “Closing Date”).

Pursuant to the Shares Transfer Agreement, Transferee will pay R$1.00 to the Company and assume all liabilities and obligations of Lakeland Brazil, whether arising prior to, on or after the Closing Date, including, without limitation (i) liabilities, such as severance obligations, in respect of the current and former employees of Lakeland Brazil, (ii) liabilities arising from any labor claims already existing or which may thereafter be filed against Lakeland Brazil and its current or former affiliates, officers and shareholders, (iii) liabilities with respect to taxes imposed on the Brazilian business, including Value Added Tax (“VAT”) tax liabilities, (iv) liabilities arising under leases, contracts, licenses or governmental permits pursuant to which Lakeland Brazil is a party or otherwise bound, (v) product warranty liabilities, product return obligations pursuant to any stock balancing program and rebates pursuant to any marketing program, to the extent such liabilities arose from sales of products made in the course of the Brazilian business, (vi) accounts payable of Lakeland Brazil, whether or not invoiced, and (vii) all other obligations and liabilities with respect to the Brazilian business of Lakeland Brazil (collectively, the “Brazilian Liabilities”).

In order to help enable Lakeland Brazil to have sufficient funds to continue to operate for a period of at least two years following the Closing Date, the Company provided funding to Lakeland Brazil in the aggregate amount of US $717,000, in cash, in the form of a capital raise, and has agreed to provide an additional R$1,574,000 (approximately US $508,000) (the “Additional Amount”), in the form of a capital raise, to be utilized by Lakeland Brazil to pay off the Brazilian Liabilities and other potential contingent liabilities. Pursuant to the Shares Transfer Agreement, the Company will pay R$992,000 (approximately US $320,000) of the Additional Amount, in cash, on July 1, 2015 and issue a non-interest bearing promissory note for the balance (R$582,000) (approximately US $188,000) on the Closing Date which shall be due and payable to Lakeland Brazil in two (2) installments of (i) R$288,300 (approximately US $93,000) on August 1, 2015, and (ii) R$294,500 (approximately US $95,000) on September 1, 2015; provided, however, that the Company shall not be required to make any of the aforementioned payments if, as of the date any of such payments are to be made, Lakeland Brazil and/or any of its affiliates files for bankruptcy, files for court protected restructuring or abandons the business of Lakeland Brazil in Brazil, or in the event that the certain Business Consulting Agreement Renew 2015, dated May 1, 2015, between Lakeland Brazil and Multiplica Soluções Empresariais Ltda., a Brazilian company (“Multiplica”), is no longer in force and operational (the “Non-Payment Triggers”). In addition, so long as Lakeland Brazil does not trigger any of the Non-Payment Triggers on or before either the twelve (12) month anniversary or the twenty-four (24) month anniversary of the Closing Date, the Company shall pay US $150,000 and US $100,000, respectively, to Lakeland Brazil. The Shares Transfer Agreement also provides that the Company shall fully fund any amounts owed by Lakeland Brazil in connection with certain existing labor claims by Lana dos Santos, as previously disclosed, and, in addition, all amounts potentially owed for future labor claims up to an aggregate amount of $375,000 (the “Cap”) and 60% of such amounts in excess of the Cap until the earlier of (i) the date all labor claims against Lakeland Brazil deriving from events which occurred prior to the Closing Date are settled, (ii) by mutual agreement of the Company and Lakeland Brazil or (iii) on the two (2) year anniversary of the Closing Date. All funding provided by the Company pursuant to the Shares Transfer Agreement is to be deposited into a joint bank account to be opened by Lakeland Brazil and Multiplica which requires the signature of legal representatives of both Lakeland Brazil and Multiplica to make any payment and/or withdraw funds.

The Company believes that these amounts contributed to Lakeland Brazil will be more than offset by a benefit for USA taxes of approximately US $9.5 million net of a US $2.9 million valuation allowance generated by a worthless stock deduction for Brazil that the Company will claim on its corporate tax returns. Although the Company’s tax advisors believe that the worthless stock deduction is valid, there can be no assurance that the IRS will not challenge it and, if challenged, that the Company will prevail. While management is still analyzing the transaction management believes there will not be a material adverse change to stockholders equity as a result of recording this transaction.

Even after the consummation of the transactions contemplated by the Shares Transfer Agreement, the Company may be exposed to certain liabilities arising in connection with the prior operations of Lakeland Brazil, including, without limitation, from lawsuits pending in the labor courts in Brazil and VAT taxes, as more fully described in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2015. The Company understands that under the laws of Brazil, a concept of fraudulent bankruptcy exists, which may hold a parent company liable for the liabilities of its Brazilian subsidiary in the event some level of fraud or misconduct is shown during the period that the parent company owned the subsidiary. While the Company believes that there has been no such fraud or misconduct relating to the proposed sale of Lakeland Brazil and the transactions contemplated by the Shares Transfer Agreement, as evidenced by the Company’s funding support for continuing operations of Lakeland Brazil, there can be no assurance that the courts of Brazil will not make such a finding nonetheless. The risk of exposure to the Company continues to diminish as the Transferee continues to operate Lakeland Brazil, as the risk of a finding of fraudulent bankruptcy lessens and pre-sale liabilities are paid off. Should the Transferee operate Lakeland Brazil for a period of two years, the Company believes the risk of a finding of fraudulent bankruptcy is eliminated.

The Shares Transfer Agreement, which is governed by United States law, contains customary representations, warranties and covenants of the parties for a transaction of this type. The Company has agreed, among other things and subject to certain exceptions, to cause Lakeland Brazil to conduct its business in the ordinary course of business between the date of execution of the Shares Transfer Agreement and the Closing Date. The parties have agreed to cooperate and use their respective reasonable best efforts to cause the conditions precedent to the closing of the transactions contemplated by the Shares Transfer Agreement to be satisfied. In addition, the Company and Transferee have agreed to indemnify each other from and against certain liabilities, subject to certain exceptions. Under the Shares Transfer Agreement, the Company will be subject to certain non-solicitation provisions for a period of two years following the Closing Date.

The closing of the transactions contemplated by the Shares Transfer Agreement is subject to several customary conditions precedent and also subject to, among other things, (i) the consummation of a sale by Lakeland Brazil of its real properties in Brazil to the Company, irrespective of the possibility of a third party claim prior to its subsequent resale by the Company, (ii) the execution and registry before the Commercial Registry in Brazil of an amendment to Lakeland Brazil’s Articles of Association reflecting the increase of its capital stock as a result of a capital contribution by the Company to Lakeland Brazil, and (iii) the Company entering into a Distributorship and Supply Agreement with Lakeland Brazil as of the Closing Date.

The foregoing description of the Shares Transfer Agreement does not purport to be complete and is qualified in its entirety by reference to the Shares Transfer Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the press release announcing entering into the Shares Transfer Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Shares Transfer Agreement, dated as of June 19, 2015, by and among Lakeland Industries, Inc., Brasil Industria E Comercio de Roupas E Equipamentos de Protecao Individual Ltda, Zap Comércio de Brindes Corporativos Ltda and Jack Nemer.
99.1	Press Release, dated June 25, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan
Christopher J. Ryan
Chief Executive Officer &
President

Dated: June 25, 2015

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Shares Transfer Agreement, dated as of June 19, 2015, by and among Lakeland Industries, Inc., Brasil Industria E Comercio de Roupas E Equipamentos de Protecao Individual Ltda, Zap Comércio de Brindes Corporativos Ltda and Jack Nemer.
99.1	Press Release, dated June 25, 2015.